EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION APPOINTS MARY TODD PETERSON AND WILLIAM PASENELLI TO THE BOARD OF DIRECTORS

Waldorf, Maryland, August 27, 2010 -- Tri-County Financial Corporation (OTCBB:TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”) is pleased to announce the appointment of Mary Todd Peterson and William Pasenelli to the Board of Directors of the Bank Holding Company.  They succeed Directors Herbert Redmond and C. Marie Brown who recently retired from the Board.

Ms. Peterson, who was appointed to the Audit Committee for TCFC, is the President and CEO of Medmarc Insurance Group of Chantilly, Virginia. Ms. Peterson is a member of the Virginia Association of CPAs and a graduate of Virginia Polytechnic Institute in Blacksburg, Virginia.

Mr. Pasenelli, President and Chief Financial Officer for Community Bank of Tri-County, has been with Community Bank of Tri-County for over ten years and was appointed President of the Bank in March 2010. He graduated magna cum laude from Duke University in Durham, North Carolina and is a member of the District of Columbia Association of CPAs.

“I am delighted to welcome both Mary and Bill to the Board,” said Michael Middleton, Chairman of the Board for TCFC. “Mary’s extensive experience and contributions in her field will be a tremendous asset as we navigate the changing financial and regulatory landscape.

 “As President of Community Bank of Tri-County, Bill’s presence on the TCFC Board of Directors is critical. His insight into the daily operations of the Bank will help guide the overall direction of the corporation.”

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby, and California, Maryland.